Exhibit 10.9

Live Oak Crestview Climate Acquisition Corp.

40 S Main Street, #2550

Memphis, TN 38103

[•], 2021

Live Oak Merchant Partners LLC

40 S Main Street, #2550

Memphis, TN 38103

Re:	Administrative Support Agreement

Ladies and Gentlemen:

This letter agreement by and between Live Oak Crestview Climate Acquisition Corp. (the “Company”) and Live Oak Merchant Partners LLC (“Live Oak Merchant Partners”), dated as of the date hereof, will confirm our agreement that, commencing on the date the Registration Statement on Form S-1 and prospectus filed with the U.S. Securities and Exchange Commission (File No. 333-253895) (the “Registration Statement”) is declared effective (the “Effective Date”), and continuing until the earlier of the consummation by the Company of an initial business combination or the Company’s liquidation (in each case as described in the Registration Statement) (such earlier date hereinafter referred to as the “Termination Date”):

(i) Live Oak Merchant Partners shall make available, or cause to be made available, to the Company, at 40 S Main Street, #2550, Memphis, TN 38103 (or any successor location of Live Oak Merchant Partners), certain office space, utilities and secretarial and administrative support as may be reasonably required by the Company. As reimbursement therefor, the Company shall pay to Live Oak Merchant Partners (and Live Oak Merchant Partners will receive on behalf of itself or, to the extent it causes another person (including any affiliate of Live Oak Merchant Partners) to make support available to Company, as nominee on behalf of such other person) the sum of $15,000 per month on the Effective Date and continuing monthly thereafter until the Termination Date. Although the sums payable hereunder are fixed, the parties intend that such sums constitute solely a reimbursement for the costs described herein without any mark-up or other profits and agree that such fixed sums constitute a reasonable estimate of such costs.

(ii) Live Oak Merchant Partners hereby irrevocably waives any and all right, title, interest, causes of action and claims of any kind as a result of, or arising out of, this letter agreement (each, a “Claim”) in or to, and any and all right to seek payment of any amounts due to it out of, the trust account established for the benefit of the public stockholders of the Company and into which substantially all of the proceeds of the Company’s initial public offering will be deposited (the “Trust Account”) as a result of, or arising out of, this letter agreement, and hereby irrevocably waives any Claim it may have in the future, which Claim would reduce, encumber or otherwise adversely affect the Trust Account or any monies or other assets in the Trust Account, and further agrees not to seek recourse, reimbursement, payment or satisfaction of any Claim against the Trust Account or any monies or other assets in the Trust Account for any reason whatsoever.

This letter agreement constitutes the entire agreement and understanding of the parties hereto in respect of its subject matter and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby.

This letter agreement may not be amended, modified or waived as to any particular provision, except by a written instrument executed by the parties hereto.

No party hereto may assign either this letter agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other party; provided, however, that Live Oak Merchant Partners may assign this letter agreement, in whole or in part, to any person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, Live Oak Merchant Partners, without the prior written approval of the Company. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee.

This letter agreement constitutes the entire relationship of the parties hereto, and any litigation between the parties (whether grounded in contract, tort, statute, law or equity) shall be governed by, construed in accordance with, and interpreted pursuant to the laws of the State of New York, without giving effect to its choice of law principles.

[Signature Page Follows]

Very truly yours, LIVE OAK CRESTVIEW CLIMATE ACQUISITION CORP.

By:
Name:	Gary K. Wunderlich, Jr.
Title:	Chief Financial Officer, President and Secretary

AGREED TO AND ACCEPTED BY: LIVE OAK MERCHANT PARTNERS LLC

By:
Name:
Title:	Managing Member

[Signature Page to Administrative Support Agreement]